EXHIBIT 99.1

International Venture Society, LLC Appointed Custodian of

Video River Networks, Inc.

NEVADA – October 21, 2019 – Video River Networks, Inc., previously known as Nighthawk Systems Inc., a Nevada corporation (OTC: NIHK), (the “Company”) announces that the Clark County, Nevada District Court has appointed a Custodian to take over management of the affairs of the Company.

On September 10, 2019, International Venture Society, LLC, a Nevada limited liability company (“IVS”), a shareholder of the Company, filed an Application for Appointment of Custodian pursuant to Nevada Revised Statutes (NRS) 78.347. NRS 78.347 permits a stockholder to apply to have the Court appoint a custodian if the corporation has been abandoned. IVS sought the appointment to benefit the Company and its stockholders, pay back debts owed, bring the Company current with the State of Nevada, possibly reorganize the Company’s stock structure and move the Company in a positive direction.

IVS’ application was not opposed and on October 14, 2019, the Court entered a Minute Order granting IVS’ application. IVS expects that a detailed order will be entered by the Court in the next ten (10) to fifteen (15) days.